Exhibit 99.1

November 6, 2009

Edward J. Swotek, Senior Vice President

Immediately

TierOne Bank’s Transaction with Great Western Bank Expected to be Completed in Early 2010

LINCOLN, NE – November 6, 2009 - TierOne Corporation (NASDAQ:  TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today that the closing date for the previously announced sale of deposits, selected loans and other assets associated with 32 of the Bank’s branch offices to Great Western Bank has been rescheduled from the earliest possible date under the sale agreement of December 4, 2009 to the first quarter of 2010.

The decision to reschedule the anticipated transaction closing date was made primarily to allow additional time to complete the on-going regulatory approval process.

Under the terms of the transaction, Great Western Bank will assume approximately $1.1 billion in deposits.  The Bank will transfer or sell to Great Western Bank approximately  $800.0 million in loans, $20.0 million in real estate and other assets and the balance in cash or securities less a $55.0 million deposit premium paid.  Upon completion of the transaction, TierOne Bank will have 37 banking offices located in Nebraska, Iowa and Kansas.  The closing of the transaction is subject to customary conditions precedent, including regulatory approval, several of which conditions are beyond the Company’s ability to control.  The Company cannot provide assurance that the conditions precedent will be satisfied.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska.  Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, issues affecting the proposed transaction with Great Western Bank, including that conditions precedent to closing (including receipt of regulatory approval) may not be satisfied; further deterioration in the Company’s loan portfolio or deposit base; changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions, including any unanticipated issues that could impact management’s judgment as to the adequacy of loan loss reserves; inability to achieve expected results pursuant to the Company’s plan to address asset quality, restore long-term profitability and increase capital; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; events related to compliance with the supervisory agreement with the Office of Thrift Supervision or actions by regulators, including with respect to the adequacy of loan loss reserves, charge-offs or regulatory capital; other issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT:	Edward J. Swotek, Senior Vice President
Investor Relations Department
(402)473-6250
investorrelations@tieronecorp.com

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